Exhibit 10.42

Executive Officer Compensation Information

The following table sets forth the annual base salaries for 2013 and 2014 for the executive officers of Seattle Genetics, Inc. (the “Company”). The table below also sets forth the bonuses awarded to the Company’s executive officers for the 2013 fiscal year under the Company’s 2013 Senior Executive Annual Bonus Plan. The 2014 target bonuses (based on a percentage of base salary) for the Company’s executive officers under the Company’s 2014 Senior Executive Annual Bonus Plan are also set forth in the table below.

Name and Title	2013 Base Salary	2013 Bonus	2014 Base Salary	2014 Target Bonus Percentage
Clay B. Siegall, Ph.D. President & Chief Executive Officer	$725,000	$652,000	$750,000	75%
Todd E. Simpson Chief Financial Officer	$399,350	$203,069	$413,350	45%
Eric L. Dobmeier Chief Operating Officer	$457,550	$260,804	$473,600	50%
Jonathan Drachman Chief Medical Officer and Executive Vice President, Research and Development	$412,000	$180,864	$438,500	45%
Vaughn Himes Executive Vice President, Process Sciences and Technical Operations	$379,600	$174,616	$392,900	40%
Chris Boerner Executive Vice President, Commercial	$357,600	$164,496	$400,000	45%

Director Compensation Information

The following table sets forth the compensation components for non-employee members of the Company’s Board of Directors for 2013 and 2014, including equity awards.

Compensation Element	2013	2014
General Board Service – Cash Retainer	$50,000	$50,000
General Board Service – Equity
Initial Grant – Number of Options	12,500	12,500
Initial Grant – Number of Restricted Stock Units	5,000	5,000
Annual Grant – Number of Shares	8,750	8,750
Annual Grant – Number of Restricted Stock Units	3,500	3,500
Chair Service – Annual Retainer
Lead Director	$12,000	$12,000
Audit	$20,000	$20,000
Compensation	$15,000	$15,000
Nominating & Governance	$10,000	$10,000
Committee Member Service – Annual Retainer
Audit	$10,000	$10,000
Compensation	$8,000	$8,000
Nominating & Governance	$5,000	$5,000